Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Bay Banks of Virginia, Inc.

Kilmarnock, Virginia

We consent to the use of our report dated March 28, 2016 with respect to the consolidated financial statements of Bay Banks of Virginia, Inc. and subsidiaries (the “Company”) as of December 31, 2015 and 2014, and for the years then ended, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015, incorporated herein by reference and to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Dixon Hughes Goodman LLP

Asheville, North Carolina

January 30, 2017